                                                                    EXHIBIT 99.1


                                                               February 24, 2000
                                                                Denver, Colorado


                              FOR IMMEDIATE RELEASE
               PRIMA ENERGY CORPORATION REPORTS YEAR END RESERVES

         Prima Energy Corporation ("Prima") reported net proved reserves at December 31, 1999, as estimated by independent engineering firms, increased 73% to 124 billion cubic feet (Bcf) of natural gas and 3.3 million barrels of oil. On an equivalent basis, year end 1999 reserves totaled 144 Bcf of gas equivalent
(Bcfe) or 24 million barrels of oil equivalent (MMBOE). Approximately 48% of Prima's year end reserves are proved developed and 52% are proved undeveloped. The Company's natural gas and oil reserves represent 86% and 14% of the total reserves, respectively. At December 31, 1998, net proved reserves totaled 66 Bcf of natural gas and 2.8 million barrels of oil. The reserves for 1998 have been reduced to reflect the previously announced sale of all of the Company's assets at the Bonny Field for $26 million ($20 million net of tax), which was effective January 1, 1999. The proved reserves attributable to the Bonny Field at December 31, 1998 were approximately 5 Bcf of natural gas.

         Prima replaced 765% of its 1999 production of approximately 9.1 Bcfe by adding reserves of 69.6 Bcfe. The 10% discounted present value of estimated future net revenues before income taxes, as of December 31, 1999, totaled $108.8 million compared to $56.9 million as of December 31, 1998, an increase of 91%. The following table summarizes the respective year end natural gas and oil prices used to estimate reserves:

                                                                                           Percent
                                        1999              1998            Change           Change
                                      ------            ------            ------           ------
Natural gas (per Mcf).............    $ 1.90 *         $  1.85           $  0.05            2.7%
Oil (per barrel)..................     24.68             10.31             14.37          139.4

         * The year end wellhead price for the 54 Bcf of coalbed methane gas was $1.42 per Mcf based on a Rocky Mountain index price of $2.04 per MMbtu.

         A summary of the Company's reserves, average daily production and revenues by areas of activity for December 31, 1999 and 1998 and for the years then ended is as follows:

                                        Percent of             Average Daily Net Production             Percent of
                                          Proved         -----------------------------------------     Oil and Gas
                                          Reserves          Oil (bbls)            Gas (Mcf)              Revenue
                                       --------------    --------------    -----------------------    -------------
                                        1999    1998      1999    1998        1999        1998         1999    1998
                                       ------  ------    ------  ------    ----------  ----------     ------  -----
Wattenberg Area....................     46%     64%       790     692        12,801      10,310         73%     62%
Bonny Field........................      0       6          0       0             0         864          0      11
Wind River Basin...................      6       9         13      16         3,546       4,307         14      17
Powder River Basin
   Conventional....................     10      16         78      76         3,278       2,261         13      10
Powder River Basin Coal
   Bed Methane.....................     38       5          0       0             0           0          0       0
                                                       ------   -----       -------      ------
                                                          881     784        19,625      17,742
                                                       ======   =====       =======      ======

         During 1999, the Company's average daily oil production increased 12.4% and the average daily natural gas production, after giving effect to the Bonny sale, increased 16.3%. The average oil and natural gas price received in 1999 was $17.42 per barrel and $2.10 per Mcf compared to $12.71 per barrel and $2.00 per Mcf in 1998.

         At year end, Prima added approximately 50 Bcf of coalbed methane ("CBM") reserves in the Powder River Basin as estimated by the independent engineering firm of Netherland, Sewell and Associates, Inc. The Company had booked approximately 4 Bcf at year end 1998. Prima currently holds 138,000 net acres in this rapidly developing play. The proved reserves assigned at year end 1999 represent approximately 8% of Prima's acreage position. According to the Wyoming Oil and Gas Commission, as of November 30, 1999, 2,226 CBM wells had been drilled with 1,381 wells producing nearly 200,000 Mcf per day. The remaining 845 wells were in various stages of dewatering, testing or awaiting pipeline hookup.

         In other news, Prima reported that its preliminary capital expenditures budget for 2000 is approximately $30 million. The 2000 budget anticipates drilling 200 coalbed methane wells, drilling 25 new wells and restimulating 55 wells in the Wattenberg Area of the Denver Basin, continued development in the other areas where it is active, as well as new opportunities and expansion of its service company subsidiaries in Colorado and Wyoming. The $30 million budget is exclusive of acquisition expenditures.

         In 1999, the Company's capital expenditures totaled approximately $21.4 million. The Company drilled or participated in the drilling of 34 net wells and the restimulation of 54 net wells. Also included in the expenditures total is $3.7 million for undeveloped acreage and $2.7 million for oilfield service and other equipment. Additionally, during 1999 the Company expended $2.5 million repurchasing common shares for the treasury pursuant to the Company's stock repurchase plan.

         Prima is a Denver based independent oil and gas company engaged in the exploration for, acquisition, development and production of crude oil and natural gas. Through its wholly owned subsidiaries, Prima is also engaged in oil and gas property operations, oilfield services and natural gas gathering, marketing and trading. The Company's current activities are principally conducted in the Rocky Mountain region of the United States.

         The Company expects to report year-end financial results in mid March 2000.

This press release contains forward-looking statements regarding the Company's oil and natural gas reserve estimates and year 2000 drilling budget and plans and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any such statements or projections reflect the Company's current views with respect to future events and performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. Factors which could cause results to differ from projections include volatility of oil and natural gas prices, uncertainty of reserve estimates, risks of oil and natural gas exploration, development and production, competition, operating hazards and uninsured risks, government regulation and environmental matters. A more complete discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, beginning on page 16.

 NASDAQ Symbol: PENG

 Contacts:     Richard H. Lewis, President
               Michael J. McGuire, Executive Vice President, Exploration
               Michael R. Kennedy, Executive Vice President, Corporate
                 Development
               Sandra J. Irlando, Vice President, Accounting

Telephone Number: (303) 297-2100
Website:  www.primaenergy.com